Exhibit 10.1

LEASE AGREEMENT

This LEASE AGREEMENT (this “Agreement”) is made as of November 19, 2004, by and among CFHS Holdings, Inc., a Delaware corporation (“Lessee”), CFHS Equipment Holdings Trust, a Delaware statutory trust (“Trust”) and CFHS Leasing, LLC, a Delaware limited liability company (“LLC”) (Trust and LLC are individually referred to herein as “Lessor” and collectively as “Lessors”). This Agreement is entered into pursuant to that certain Sale and Leaseback Agreement dated as of the date hereof, by and among Lessors and Lessee (the “Sale and Leaseback Agreement”). The equipment listed on Exhibit A of the Sale and Leaseback Agreement, together with all present and future additions, parts, accessories, attachments, substitutions, repairs, improvements, and replacements thereof or thereto shall be referred to as “Equipment” and Exhibit A of the Sale and Leaseback Agreement shall be referred to herein as the “Schedule” (the Lease Agreement, together with the Schedule hereinafter referred to as the “Lease”). Except as contemplated herein, Lessors have no obligation to enter into any additional leases with, or extend any future financing to, Lessee.

1.   LEASE. Subject to, and upon all of the terms and conditions of, this Agreement and the Schedule, Lessors hereby agree to lease to Lessee and Lessee hereby agrees to lease from Lessors the Equipment for the Term (as defined in Paragraph 2 below) thereof. All rights of Lessors hereunder (including, but not limited to, the right to give and receive notices and to exercise their rights upon an Event of Default) shall be governed by that certain Tenants-in-Common Agreement dated as of the date hereof, by and among Lessors and Lessee (the “TIC Agreement,” the TIC Agreement, together with the Lease and the Sale and Leaseback Agreement, shall hereinafter be referred to as the “Lease Documents”).

2.   TERM. The Lease shall be effective and the term of the Lease (“Term”) shall commence on the date Lessors make the initial purchase of Equipment under the Sale and Leaseback Agreement (the “Lease Commencement Date”) and, unless sooner terminated (as hereinafter provided), shall expire on the date two years from the date of this Agreement (the “Initial Term”). So long as no Event of Default or event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, Lessee shall have the right to exercise up to three one-year renewal options, subject to the provisions of this Paragraph 2 (the first renewal option, referred to herein as the “First Renewal,” the second renewal option, referred to herein as the “Second Renewal” and the third renewal option, referred to herein as the “Third Renewal”). Lessee shall exercise the First Renewal by sending notice to Lessors of Lessee’s intention to extend the Term for an additional year (the “First Renewal Term”) at least thirty (30) day prior to the expiration of the Initial Term. Lessee shall exercise the Second Renewal (if Lessee exercised the First Renewal) by sending notice to Lessors of Lessee’s intention to extend the Term for an additional year (the “Second Renewal Term”) at least thirty (30) days prior to the expiration of the First Renewal Term. Lessee shall exercise the Third Renewal (if Lessee exercised the First Renewal and the Second Renewal and only if Lessors send the Lessors Extension Notice to Lessee, as defined in the next sentence, to Lessee) by sending notice to Lessors of Lessee’s intention to extend the Term for an additional year (the “Third Renewal Term”) at least thirty (30) days prior to the expiration of the Second Renewal Term. If Lessee exercises the First Renewal and the Second Renewal, the Term shall expire at the end of the Second Renewal Term (without regard to whether Lessee attempts to exercise the Third Renewal) unless Lessors send notice to Lessee (the “Lessors Extension Notice”) at least forty-five (45) days prior to the expiration of the Second Renewal Term of Lessors’ intention to permit Lessee to exercise the Third Renewal. Obligations due to be performed by Lessee during the Term shall continue until they have been performed in full.

3.   RENT. Lessee shall pay Lessors rent for the use of the Equipment pursuant to the terms of this Paragraph 3 (“Rent”). Rent shall accrue during the Initial Term, and Lessee shall pay Lessors Rent attributable to the Initial Term at the expiration of the Term (in connection with Lessee’s payment under its purchase obligation pursuant to Paragraph 7 below), subject to Lessee’s right to pay Rent currently as it accrues. Lessee shall pay Rent to Lessors on a quarterly basis during each of the First Renewal Term, the Second Renewal Term and the Third Renewal Term, in each case if Lessee exercises the applicable renewal option. Rent during the Initial Term shall be equal to an annual rate of twelve percent (12%) of the Purchase Price (as defined in the Sale and Leaseback Agreement, taking into account the dates on which each installment of the Purchase Price is actually paid to Lessee), compounded quarterly. The Rent during the First Renewal Term shall be equal to an annual rate of thirteen percent (13%) of the Purchase Price (compounded quarterly if Lessee fails to pay Rent currently as required by this Paragraph 3). Rent during the Second Renewal Term shall be equal to an annual rate of fourteen percent (14%) of the Purchase Price (compounded quarterly if Lessee fails to pay Rent currently as required by this Paragraph 3). Rent during the Third Renewal Term shall be equal to an annual rate of fifteen percent (15%) of the Purchase Price (compounded quarterly if Lessee fails to pay Rent currently as required by this Paragraph 3). If any Rent or other amount payable by Lessee is not paid within five days after the day on which it becomes payable, Lessee will pay on demand, as a late charge, an amount equal to 5% of such unpaid Rent or other amount but only to the extent permitted by applicable law. All payments provided for herein shall be payable to Lessors at the address specified in Paragraph 23 below, or at any other place designated by Lessors. For purposes of calculating the amount of Rent that accrues during any period, the Purchase Price shall be reduced by 100/105ths of any amounts treated as a reduction of Exercise Price in accordance with the last sentence of Paragraph 7 below, as of the date such amounts are paid to Lessors.

4.   LEASE NOT CANCELABLE; LESSEE’S OBLIGATIONS ABSOLUTE. The Lease may not be canceled or terminated except as expressly provided herein. Lessee’s obligation to pay all Rent due or to become due hereunder shall be absolute and unconditional and shall not be subject to any delay, reduction, set-off, defense, counterclaim, or recoupment for any reason whatsoever, including any failure of the Equipment or any representations by the manufacturer or the vendor thereof. If the Equipment is unsatisfactory for any reason, Lessee shall make any claim solely against the manufacturer or the vendor thereof and shall, nevertheless, pay Lessors all Rent payable hereunder.

5.   SELECTION AND USE OF EQUIPMENT. Lessee agrees that it shall be responsible for selecting and using, and any results obtained from, the Equipment and any other associated equipment or services.

6.   WARRANTIES. LESSORS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE EQUIPMENT OR ITS MERCHANTABILITY, SUITABILITY, QUALITY, OR FITNESS FOR A PARTICULAR PURPOSE, AND HEREBY DISCLAIMS ANY SUCH WARRANTY. LESSEE SPECIFICALLY WAIVES ALL RIGHTS TO MAKE A CLAIM AGAINST LESSORS FOR BREACH OF ANY WARRANTY WHATSOEVER. LESSEE LEASES THE EQUIPMENT “AS IS.” IN NO EVENT SHALL LESSORS HAVE ANY LIABILITY, NOR SHALL LESSEE HAVE ANY REMEDY AGAINST LESSORS, FOR ANY LIABILITY, CLAIM, LOSS, DAMAGE, OR EXPENSE CAUSED DIRECTLY OR INDIRECTLY BY THE EQUIPMENT OR ANY DEFICIENCY OR DEFECT THEREOF OR THE OPERATION, MAINTENANCE, OR REPAIR THEREOF OR ANY CONSEQUENTIAL DAMAGES AS THAT TERM IS USED IN SECTION 2-719(3) OF THE MODEL UNIFORM COMMERCIAL CODE, AS AMENDED FROM TIME TO TIME (“UCC”). Lessors grant to Lessee, for the sole purpose of prosecuting a claim, the benefits of any and all warranties made available by the manufacturer or the vendor of the Equipment to the extent assignable.

7.  PURCHASE OBLIGATION. On or prior to the last day of the Term (at the election of Lessee but in no event later than the last day of the Term), or as required by Lessors pursuant to Paragraph 20 below (or otherwise required by this Agreement) (the “Purchase Date”), in addition to payment of any other amounts owed by Lessee to Lessors pursuant to the Lease Documents, Lessee shall purchase the Equipment from Lessors for an amount equal to the sum of (i) the Rent, as accrued or owed pursuant to Paragraph 3 above to the extent not previously paid, and (ii) one hundred and five percent (105%) of the Purchase Price (such sum hereinafter referred to as the “Exercise Price,” as adjusted pursuant to the last sentence of this Paragraph 7). On the Purchase Date, Lessee shall pay to Lessors the Exercise Price, together with all sales and other taxes applicable to the transfer of the Equipment and any other amount payable and arising hereunder, in immediately available funds, whereupon Lessors shall transfer to Lessee, without recourse or warranty of any kind, express or implied, all of Lessors’ right, title, and interest in and to such Equipment on an “As Is, Where Is” basis. The Exercise Price shall be reduced by any payments made by Lessee to Lessors in excess of amounts otherwise owed by Lessee to Lessors pursuant to the Lease Documents (including, without limitation, pursuant to Paragraph 8(d)(ii) below) to the extent Lessee and Lessors agree to characterize the payment as a reduction in the Exercise Price at the time of the payment.

8.  OWNERSHIP; INSPECTION; MARKING; FINANCING STATEMENTS; FINANCIAL COVENANTS.

(a) Lessee shall affix to the Equipment any labels supplied by Lessors indicating ownership of such Equipment. The Equipment is and shall be the sole property of Lessors. Lessee shall have no right, title, or interest therein, except as lessee under the Lease. The Equipment is and shall at all times be and remain personal property and shall not become a fixture. Lessee shall obtain and record such instruments and take such steps as may be necessary to prevent any person from acquiring any rights in the Equipment by reason of the Equipment being claimed or deemed to be real property. Unless the Lessors shall have provided advance written consent, the Equipment shall continue to be located on real property that is owed by Lessee (except as otherwise set forth on Schedule 8(a) attached hereto) or which is neither leased (other than pursuant to a ground lease) nor mortgaged. Lessee shall make the Equipment and its maintenance records available for inspection by Lessors at reasonable times and upon reasonable notice.

(b)  To secure the prompt payment and performance to Lessors, Lessee hereby assigns, pledges and grants to Lessors for its benefit a continuing security interest in and to the Equipment and all other equipment owned by Lessee, whether now owned or existing or hereafter acquired or arising and wheresoever located (other than property otherwise agreed to in writing by Lessors as not subject to the continuing security interest) (collectively, the “Collateral”). Lessee shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Lessors’ security interest and shall cause its financial statements to reflect such security interest.

(c)  Lessee shall take all action that may be necessary or desirable, or that Lessors may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Lessors’ security interest in the Collateral or to enable Lessors to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all liens in the Collateral, (ii) delivering to Lessors, endorsed or accompanied by such instruments of assignment as Lessors may specify, and stamping or marking, in such manner as Lessors may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iii) entering into warehousing, lockbox and other custodial arrangements satisfactory to Lessors, and (iv) executing and delivering financing statements, control agreements, instruments of pledge, notices and assignments, in each case in form and substance satisfactory to Lessors, relating to the creation, validity, perfection, maintenance or continuation of Lessors’ security interest under the UCC or other applicable law. Lessors are hereby authorized to file financing statements signed by Lessors instead of Lessee in accordance with the UCC as adopted in any applicable State from time to time. By its signature hereto, Lessee hereby authorizes Lessors to file against Lessee, one or more financing, continuation, or amendment statements pursuant to the UCC in form and substance satisfactory to Lessors (which statements may have a description in respect of the Collateral which is broader than that set forth herein). All charges, expenses and fees Lessors may incur in doing any of the foregoing, and any local taxes relating thereto, shall be reimbursed by Lessee to Lessors immediately upon demand.

(d)  Lessee will safeguard and protect all Collateral for Lessors’ general account and make no disposition thereof whether by sale, lease or otherwise except for the disposition or transfer of obsolete and worn-out equipment in the ordinary course of business during any fiscal year having an aggregate fair market value of not more than $100,000 and only to the extent that the proceeds of any such disposition are either (i) used to acquire replacement equipment which is subject to Lessors’ first priority security interest or (ii) are paid to Lessors and treated as a reduction in the Exercise Price in accordance with the last sentence of Paragraph 7 above.

(e)  During the existence of an Event of Default, in addition to the rights and remedies set forth in Paragraph 20 below, Lessors: (i) may at any time take any steps Lessors deem necessary to protect Lessors’ interest in, and to preserve the Collateral; (ii) may hire security guards or place other security protection measures as Lessors may deem appropriate; (iii) may employ and maintain, at any of any Lessee’s premises, a custodian who shall have full authority to do all acts necessary to protect Lessors’ interests in the Collateral; (iv) may lease warehouse facilities to which Lessors may move all or part of the Collateral; (v) may use any of Lessee’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (v) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Lessee’s owned or leased property; provided, however, that Lessors shall (x) notify Lessee of any actions taken pursuant to this Paragraph 8(e); (y) make an effort to minimize business disruption to Lessee; and (z) take no action under clause (ii) above that Lessors have knowledge would cause Lessee to be in material violation of applicable laws. Lessee shall cooperate fully with all of Lessors’ efforts to preserve the Collateral and will take any actions directed by Lessors to preserve the Collateral. Lessee shall reimburse Lessors for any expenses incurred by them to preserve the Collateral, including any expenses relating to the bonding of a custodian, shall be reimbursed by Lessee to Lessors immediately upon demand.

(f)  Until (i) satisfaction of Lessee’s obligations under the Lease Documents and (ii) termination of this Agreement, Lessors’ interests in the Collateral shall continue in full force and effect. During such period Lessee shall not, without Lessors’ prior written consent, pledge, sell (except to the extent permitted in Paragraph 8(d) above), assign, transfer, create or suffer to exist a lien upon or encumber or allow or suffer to be encumbered in any way, any part of the Collateral. Lessee shall defend Lessors’ interests in the Collateral against any and all persons whatsoever. At any time more than five (5) days following demand by Lessors for payment of amounts owed by Lessee under this Agreement and until such payment is made (including any penalty in connection with any late payment), Lessors shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form. If Lessors exercise their right to take possession of the Collateral, Lessee shall, upon demand, assemble it and make it available to Lessors at a place reasonably convenient to Lessors. Lessors also shall be entitled to all of the rights and remedies set forth herein and further provided by the UCC or other applicable law. Lessee shall, and Lessors may, at their option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding Collateral to deliver the Collateral to Lessors or subject to Lessors’ order.

(g)  At all times, Lessee shall have positive Liquidity (i.e., Liquidity of greater than $0). For purposes of this Agreement, “Liquidity” shall mean, as calculated as of any measurement date: (i) Available Cash on hand as of such measurement date (and if such measurement date is the date on which any Permitted Distribution (as defined in Paragraph 9(c)(iii)) is to be made or paid (a “Distribution Date”) or the date any payment is to be made pursuant to the Lease (a “Lease Payment Date”), taking into account the making or payment of such Permitted Distribution or Lease Payment), plus (or minus, if EBITDA for such Test Period is negative) (ii) EBITDA of Lessee for the trailing Test Period ending on the last day of the calendar month for which monthly financial statements have been delivered to Lessors pursuant to Paragraph 26(c) below (the “Month-End Test Date”), plus (iii) Fixed Charges that are scheduled to become due or that are otherwise committed (in the case of Capital Expenditures) or declared (in the case of dividends) to be made or paid during the Test Period commencing on the day immediately succeeding such Month-End Test Date; provided that in each case, as applicable, (A) for calculations related to term debt (which shall not include the term loan portion of the Credit Facility (as defined in Paragraph 9(c)(i)) nor the Lease Documents), compare the actual amortization to straight line amortization (as of final maturity) for the remaining term, and use the greater of the two amounts during the Test Period; (B) for calculations related to revolving or line of credit debt (which shall not include the revolving facility portion of the Credit Facility), use the average outstanding daily amount during the preceding Test Period, and use straight line amortization over the remaining term; (C) for calculations of Interest Expense (which shall include cash interest only, and no paid-in-capital interest; provided, however, to the extent paid-in-capital has been capitalized, such calculation shall be subject to clauses (A) and (B) above, as applicable) for each item of indebtedness (including, without limitation, interest or comparable obligations in connection with the Credit Facility and the Lease), (1) determine the outstanding principal amount of such item of indebtedness and the current interest borne by such indebtedness as of the Month-End Test Date and then calculate the aggregate accrual of interest in such indebtedness as if the outstanding principal amount remaining the same over the entire Test Period, unless maturing prior to the last day of the Test Period, in which event the calculation shall be through such earlier maturity date and then (2) add to such total all fees and other amounts comprising Interest Expense payable during the Test Period based on the foregoing calculation methodology (provided that if Interest Expense for any item of indebtedness is not reasonably susceptible to calculation in this manner, as determined by Lessors in their reasonable discretion, then calculate the Interest Expense for such item of indebtedness on a trailing six (6) month basis); and (D) for purposes of the calculation of taxes, use six months trailing taxes. Notwithstanding the forgoing, Liquidity, as calculated for any Month-End Test Date ending prior to the last day of the sixth (6th) complete calendar month following the Closing Date by using a Test Period equal to the number of complete calendar months between the Closing Date and such Month-End Test Date multiplied by six (6), in the case of one month; three (3) in the case of two months, two (2) in the case of three months; three-halves (3/2) in the case of four months; and six-fifths (6/5) in the case of five months.

For purposes of the covenants set forth in this Paragraph 8(g), the terms listed below shall have the following meanings:

“Available Cash” shall mean, for and on any date, the sum without duplication of the following for Lessee: (a) unrestricted cash on hand on such date, (b) Cash Equivalents held on such date, and (c) the unborrowed availability under applicable loan documents of Lessee on and as of such date.

“Capital Expenditures” shall mean all expenditures (whether paid in cash or accrued as liabilities) that are or should be treated as capital expenditures under GAAP.

“Capital Lease” shall mean, as to any person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“EBITDA” shall mean, as calculated as of any measurement date and for any Test Period, the sum, without duplication, of the following for Lessee, on a consolidated basis for Lessee: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP, minus (x) gains from any sale of assets, other than sales in the ordinary course of business and (y) other extraordinary or non-recurring gains.

“Fixed Charges” shall mean, the sum of the following: (a) Total Debt Service, (b) Capital Expenditures, and (c) income taxes paid in cash.

“GAAP” shall mean generally accepted accounting principals.

“Interest Expense” shall mean, for any Test Period, total interest expense (including attributable to Capital Leases in accordance with GAAP) fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Interest Rate Agreement” shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

“Net Income” shall mean, the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any person in which any other person (other than Lessee) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Lessee by such person, (ii) the income (or loss) of any person accrued prior to the date it becomes part of Lessee or is merged into or consolidated with Lessee or that person’s assets are acquired by Lessee, (iii) the income of any subsidiary of Lessee to the extent that the declaration or payment of dividends or similar distributions of that income by that subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights to former or current employees, including officers, of Lessee, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by Lessee or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

“Test Period” shall mean two (2) consecutive fiscal quarters of Lessee (taken as one accounting period) or such other period as may be otherwise specified in this Paragraph 8(g).

“Total Debt Service” shall mean the sum of (i) scheduled or other required payments of principal on indebtedness, and (ii) Interest Expense, in each case for such period.

9. EQUIPMENT USE; CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE AND ASSETS; RESTRICTED PAYMENTS.

(a)  Lessee agrees that the Equipment will be operated by competent, qualified personnel in connection with Lessee’s business for the purpose for which the Equipment was designed and in accordance with applicable operating instructions, laws, and government regulations, and that Lessee shall use all reasonable precautions to prevent loss or damage to the Equipment from fire and other hazards. Lessee shall procure and maintain in effect all orders, licenses, certificates, permits, approvals, and consents required by federal, state, or local laws or by any governmental body, agency, or authority in connection with the delivery, installation, use, and operation of the Equipment.

(b)  Lessee shall, until satisfaction of Lessee’s obligations under the Lease Documents and termination of this Agreement, (i) conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement); (ii) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business; and (iii) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

(c)  During the Term and until Lessee satisfies its obligations under the Lease Documents, Lessee shall not, without prior written consent of Lessors:

(i) create, incur, assume or suffer to exist any indebtedness, or become liable upon the obligations of any person by assumption, endorsement or guaranty thereof or otherwise, except the following (collectively, “Permitted Indebtedness”): (A) indebtedness up to $105,000,000 under the Revolving Credit, Term Loan and Security Agreement dated November 18, 2004, by and between Lessee and CapitalSource Finance LLC, a Delaware limited liability company, as such agreement may be amended or supplemented after the date hereof (the “Credit Facility”); (B) non-recourse indebtedness secured by fixed assets other than (1) the Collateral or (2) the Hospital Core Properties; and (C) other indebtedness so long as Lessee remains in compliance, on a pro forma incurrence basis with Paragraph 8(g) above, after taking into account such indebtedness permitted hereunder (For purposes of this Paragraph 9(c),“Hospital Core Properties” shall mean the Hospital buildings, the land on which the Hospitals are located, and the fixtures and personal property located in the Hospital buildings and used in connection with or incidental to the Hospital Core Activities. For purposes of clarity, it is understood that the Lessee may sub-divide or re-parcel the land on which the Hospital building are located and that any resulting parcels on which the Hospital buildings are not located shall not be deemed to be Hospital Core Properties if and to the extent Hospital Core Activities do not take place on or in connection with such sub-divided or re-parceled land. For purposes of this Paragraph 9(c),“Hospitals” shall mean the hospitals known as (x) Centinela Hospital Medical Center, located at 555 E. Hardy Street, Inglewood, California, (y) Daniel Freeman Memorial Hospital, located at 333 North Prairie Avenue, Inglewood, California and (z) Daniel Freeman Marina Hospital, located at [4650 and 4658] Lincoln Boulevard, Marina Del Rey, California);

(ii) create, incur, assume or suffer to exist any lien upon, in or against, or pledge of, any of the Collateral, except the following (collectively, “Permitted Liens”): (A) liens under the Credit Facility, the Lease Documents or otherwise arising in favor of Lessors; (B) liens imposed by law for taxes (other than payroll taxes), assessments or charges of any governmental authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such person in accordance with generally accepted accounting principals (“GAAP”) to the satisfaction of Lessors in their sole discretion; (C) (1) statutory liens of landlords and of carriers, warehousemen, mechanics, materialmen, and (2) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lessors in their sole discretion; (D) liens (1) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (2) arising as a result of progress payments under government contracts; and (E) encumbrances on real estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor liens, provided that none of such liens interferes materially with the use of the property affected in the ordinary conduct of the business of Lessee;

(iii)
(A) declare, pay or make any dividend or distribution on any shares of capital stock or other securities or interests (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock); (B) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that Lessee may redeem its capital stock from terminated employees pursuant to, but only to the extent required under, the terms of the related employment agreements as long as no Event of Default has occurred and is continuing or would be caused by or result therefrom); (C) otherwise make any payments or distributions to any stockholder or other equity owner in such Person’s capacity as such; provided, however, that in the event that (1) Lessee has obtained and maintains both its Medi-Cal provider number/in-patient service contracts and its Medicare provider number; (2) no Event of Default has occurred and is continuing or would otherwise arise from or be caused by such proposed Permitted Distribution (as defined below); and (3) Lessee would not be in breach of the covenant set forth in Paragraph 8(g) as of the applicable Distribution Date after giving effect to such proposed Permitted Distribution, Lessee may, upon twenty (20) days prior written notice to Lender, (each, a “Permitted Distribution”), (x) declare and pay cash dividends or other distributions to any of its stockholders in and on account of their capacity as such, at Lessee’s sole discretion; (y) apply its funds, property or assets to the acquisition, redemption or other retirement of any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing, and/or (z) otherwise make any payments or distributions to any stockholder or other equity owner in such person’s capacity as such;

(iv)
enter into or consummate any transaction with respect to the management of Lessee, the Hospitals or the Hospital Core Properties with any of its affiliates or any of their respective affiliates other than the payment of: (A) management or services fees to Westridge Capital LLC in an amount not to exceed $500,000 per year plus reasonable out-of-pocket expenses; (B) the $750,000 closing fee to Westridge Capital LLC provided for in the existing agreement between Lessee and Westridge Capital LLC; (C) reimbursement of expenses incurred by Westridge Capital LLC in connection with the transactions contemplated hereby; (D) the $100,000 closing fee to Hospital Acquisition 005, Inc. (“HAI”) pursuant to the existing agreement between Lessee and HAI; (E) payment of purchase price and other amounts to HAI pursuant to the Purchase Agreement between HAI and Lessee related to the rights to acquire the Hospital Properties; and (F) management bonuses paid in the ordinary course to executive officers and managers of Lessee who, by virtue of the ownership interest in the Lessee are also affiliates, consistent with management bonuses of other executive officers and managers. Nothing in the preceding sentence shall prevent Lessee from entering into an agreement with any affiliate with respect to any matter other than management of Lessee, the Hospital or Hospital Core Properties, provided that such agreement is entered into for a fair consideration in an arm’s length transaction;

(v)
(A) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be adverse to Lessors; (B) change its fiscal year unless Lessee demonstrates to Lessors’ satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lessors of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lessors may reasonably request; (C) without at least twenty (20) days prior written notice to Lessors, change its name or change its jurisdiction of organization; (D) amend, alter or suspend or terminate or make provisional in any material way, any permit affecting the Collateral or otherwise affecting in any material way the operation of any of the Hospitals or other Hospital facilities without the prior written consent of Lessors, which consent shall not be unreasonably withheld; (E) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing;

(vi)
furnish to Lessors any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished;

(vii)
sell, lease, transfer, assign or otherwise dispose of any interest in the Collateral or in any of the Hospital Core Properties (other than obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business), or agree to do any of the foregoing at any future time;

(viii)
enter into any merger, consolidation or other reorganization with or into any other person or acquire all or a substantial portion of the assets or stock of any person or permit any other person to consolidate with or merge with it, in each case that would result in a change in control of Lessee;

(ix)	directly or indirectly in any fiscal year (A) contract for, purchase or make any capital expenditure or commitments for capital expenditures and (B) enter as lessee into any lease arrangement real or personal property with a value, in an aggregate amount (including amounts described in both clause (A) and (B)) in excess of $10,500,000;

(x)	once accreditation of the Hospitals by JCAHO to operate fully all services at the Hospitals shall have been obtained by each of the Hospitals, fail to keep such accreditation in full force and effect;

(xi)
 form or acquire any wholly owned subsidiary unless (A) such subsidiary expressly joins in this Agreement in writing as a lessee and becomes jointly and severally liable for the obligations of      Lessee hereunder and (B) Lessors shall have received all documents, including legal opinions, they may reasonably require to establish compliance with each of the foregoing conditions.

10.   MAINTENANCE. Lessee, at its sole cost and expense, shall keep the Collateral in a suitable environment as specified by the manufacturer’s guidelines or the equivalent, shall meet all recertification requirements, and shall maintain the Collateral in its original condition and working order, ordinary wear and tear excepted. At the reasonable request of Lessors, Lessee shall furnish proof of maintenance of the Collateral.

11.   ALTERATION; MODIFICATIONS; PARTS. Lessee may alter or modify the Collateral so as to reduce the value of the Collateral or render it unfit for the use for which it is intended only with the prior written consent of Lessors. Any alteration shall be removed and the Collateral restored to its normal, unaltered condition at Lessee’s expense (without damaging the Collateral’s originally intended function or its value) prior to its delivery to Lessors. Any part installed in connection with warranty or maintenance service or which cannot be removed in accordance with the preceding sentence shall be the property of Lessors.

12.  RETURN OF EQUIPMENT ON DEFAULT. The Equipment shall not be returned to Lessors unless Lessors exercise their rights pursuant to Paragraph 20 below or as otherwise provided in this Agreement.

13.  CASUALTY INSURANCE; LOSS OR DAMAGE. Lessee will maintain, at its own expense, liability and property damage insurance relating to the Collateral, insuring against such risks as are customarily insured against on the type of equipment leased hereunder by businesses in which Lessee is engaged in such amounts, in such form, and with insurers satisfactory to Lessors; provided, however, that the amount of insurance against damage or loss shall not be less than the greater of (i) 125% of the Purchase Price or (ii) the replacement value of the Collateral. Each liability insurance policy shall provide coverage (including, without limitation, personal injury coverage) of not less than $1,000,000 for each occurrence, and shall name Lessors as an additional insured; and each property damage policy shall name Lessors as sole loss payee up to the amount of Lessee’s obligations to Lessors hereunder, and all policies shall contain a clause requiring the insurer to give Lessors at least thirty days’ prior written notice of any alteration in the terms or cancellation of the policy. Upon request by Lessors, Lessee shall furnish to Lessors a copy of each insurance policy (with endorsements) or other evidence satisfactory to Lessors that the required insurance coverage is in effect (including any annual certificates necessary to evidence the continuing effectiveness of the insurance coverage each year); provided, however, Lessors shall have no duty to ascertain the existence of or to examine the insurance policies to advise Lessee if the insurance coverage does not comply with the requirements of this Paragraph 13. If Lessee fails to insure the Equipment as required, Lessors shall have the right but not the obligation to obtain such insurance, and the cost of the insurance shall be for the account of Lessee due as part of the Rent. Lessee consents to Lessors’ release, upon Lessee’s failure to obtain appropriate insurance coverage, of any and all information necessary to obtain insurance with respect to the Equipment or Lessors’ interest therein.

Lessee shall bear the entire risk of the theft or destruction of, or damage to, the Equipment including, without limitation, any condemnation, seizure, or requisition of title or use (“Casualty Loss”). No Casualty Loss shall relieve Lessee from its obligations to pay Rent or fulfill Lessee’s obligations hereunder. All insurance proceeds received by Lessors as a result of claims made under an insurance policy required to be maintained by Lessee under this Paragraph 13 shall be treated as a reduction in the Exercise Price in accordance with the last sentence of Paragraph 7 above.

14.   TAXES. Lessee shall pay when due, and indemnify and hold each Lessor harmless from, all sales, use, excise, and other taxes, charges, and fees (including, but not limited to, income, franchise, business and occupation, gross receipts, licensing, registration, titling, personal property, stamp and interest equalization taxes, levies, imposts, duties, charges, or withholdings of any nature), and any fines, penalties, or interest thereon, imposed or levied by any governmental body, agency, or tax authority upon or in connection with the Equipment, its purchase, ownership, delivery, leasing, possession, use, or relocation of the Equipment or otherwise in connection with the transactions contemplated hereunder, excluding any taxes on or measured by the net income of a Lessor (except as provided in Paragraph 30 below). Upon request, Lessee will provide proof of payment of any taxes (or other amounts) required to be paid by Lessee pursuant to the prior sentence. Unless Lessors elect otherwise, Lessee will pay all property taxes on the Equipment. Lessee shall timely prepare and file all reports and returns which are required to be made with respect to any obligation of Lessee under this Paragraph 14. Lessee shall, to the extent permitted by law, cause all billings of any fees, taxes, levies, imposts, duties, withholdings, and governmental charges to be made to Lessors in care of Lessee. Upon request, Lessee will provide Lessors with copies of all such billings. The provision of this Paragraph 14 shall survive the termination of this Agreement.

15.   LESSORS’ PAYMENT. If Lessee fails to perform its obligations under Paragraph 13 or Paragraph 14 above, or Paragraph 21 below, Lessors shall have the right to substitute performance, in which case Lessee shall immediately reimburse Lessors therefor.

16.  GENERAL INDEMNITY. The Lease is a net lease. Therefore, Lessee shall indemnify Lessors and their successors and assigns against, and hold Lessors and their successors and assigns harmless from, any and all claims, actions, damages, obligations, liabilities, and all costs and expenses, including, without limitation, legal fees incurred by Lessors or its successors and assigns arising out of the Lease including, without limitation, the purchase, ownership, delivery, lease, possession, maintenance, condition, use, or return of the Equipment, or arising by operation of law, except that Lessee shall not be liable for any claims, actions, damages, obligations, and costs and expenses determined by a non-appealable, final order of a court of competent jurisdiction to have occurred as a result of the gross negligence or willful misconduct of Lessors or their successors and assigns. Lessee agrees that upon written notice by Lessors of the assertion of any claim, action, damage, obligation, liability, or lien, Lessee shall assume full responsibility for the defense thereof, provided that Lessors’ failure to give such notice shall not limit or otherwise affect its rights hereunder. Any payment pursuant to this Paragraph 16 (except for any payment of Rent) shall be of such amount as shall be necessary so that, after paying any taxes required to be paid thereon by Lessors, including taxes on or measured by the net income of Lessors, the balance will equal the amount due hereunder. The provisions of this Paragraph 16 with regard to matters arising during the Lease shall survive the expiration or termination of the Lease.

17.   ASSIGNMENT BY LESSEE. Lessee shall not, without the prior written consent of Lessors (other than as provided in Paragraph 8(d) above), (a) assign, transfer, pledge, or otherwise dispose of the Lease or Collateral, or any interest therein; (b) sublease or lend any Collateral or permit it to be used by anyone other than Lessee and its employees; or (c) move any Collateral away from the location where the Collateral is situated as of the date hereof.

18.   ASSIGNMENT BY LESSORS. Lessors may assign its interest or grant a security interest in the Lease, the Equipment and the Collateral, individually or together, in whole or in part. If Lessee is given written notice of any such assignment, it shall immediately make all payments of Rent and other amounts hereunder directly to the assignee. The assignee shall have all of the rights of Lessors under the Lease, and Lessee shall not assert, against any assignee, any set-off, defense or counterclaim that Lessee may have against Lessors or any other person.

19.   DEFAULT; NO WAIVER. The occurrence of any of the following events shall constitute an event of default hereunder (each, an “Event of Default”): (a) Lessee’s failure to pay within five days after notice of when due any amount required to be paid by Lessee hereunder; (b) Lessee’s failure to perform any other provision hereunder; (c) any representation made or financial information delivered or furnished by Lessee hereunder shall prove to have been inaccurate in any material respect when made; (d) Lessee shall make an assignment for the benefit of creditors, whether voluntary or involuntary, or consent to the appointment of a trustee or receiver and, in the case of any involuntary proceeding, the proceeding remains undismissed or unstayed for forty-five days following the commencement thereof; (e) any judgment shall be rendered against Lessee which shall remain unpaid or unstayed for a period of sixty days; (f) Lessee shall dissolve, liquidate, wind up or cease its business, sell or otherwise dispose of all or substantially all of its assets, or make any material change in its line of business without the prior written consent of Lessors; (g) Lessee shall amend or modify its name, unless Lessee delivers to Lessors, thirty days prior to any such proposed amendment or modification, written notice of the amendment or modification and within ten days before the amendment or modification delivers executed financing statements (in form and substance satisfactory to Lessors); (h) Lessee shall merge or consolidate with any other entity or make any material change in its capital structure, in each case without Lessors’ prior written consent; (i) Lessee shall suffer any loss or suspension of any material license, permit, or other right or asset necessary to the conduct of its business, fail generally to pay its debts as they mature, or call a meeting for purposes of compromising its debts; (j) Lessee shall deny or disaffirm its obligations hereunder or under any of the documents delivered in connection herewith; (k) Lessee shall suffer a material adverse change in its business, operations, results of operations, assets, liabilities, or condition (financial or otherwise); or (l) Lessee shall be in default under any loan document or documents which in the aggregate have a principal loan amount in excess of $10,000,000.

20. REMEDIES.

(a)  Upon the occurrence and continuation of an Event of Default, Lessors shall have the right, in their sole discretion, to terminate the Lease and trigger Lessee’s purchase obligation under Paragraph 7 above (which shall be in addition to any other obligations of Lessee under the Lease Documents). During the existence of any Event of Default, Lessors shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure or to take possession of and sell any or all of the Collateral with or without judicial process. During the existence of an Event of Default, Lessors may enter any of Lessee’s premises without legal process and without incurring liability to Lessee therefor, and Lessors may thereupon, or at any time thereafter, in its discretion without notice or demand, take and remove the Collateral to any place deemed advisable by Lessors, and Lessors may require Lessee to make the Collateral available to Lessors at a convenient place. During the existence of an Event of Default, with or without having the Collateral at the time or place of sale, Lessors may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lessors may elect. Lessors shall give Lessee any written notice mailed to Lessee at least five (5) days prior to any sale or sales. At any public sale, Lessors may bid for and become the purchaser, and Lessors or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by Lessee. Lessors may sell the Collateral without giving any warranties as to the Collateral. Lessors specifically disclaim any warranties of title, possession, quiet enjoyment and the like. If Lessors dispose of any of the Collateral upon credit, Lessee will be credited with only those payments actually made by the purchaser and received by Lessors. In the event the purchaser of Collateral fails to pay for such Collateral, Lessors may resell such Collateral and Lessee shall be credited with any cash proceeds of the sale.

(b)  Lessors shall have the right in its sole discretion to determine which rights, liens, security interests or remedies Lessors may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and any such determination will not in any way modify or affect any of Lessors’ rights hereunder.

(c)  In addition to any other rights which Lessors may have under applicable law, upon the occurrence of an Event of Default hereunder, Lessors shall have a right to apply Lessee’s property held by Lessors to reduce any of Lessee’s obligations under the Lease Documents.

(d) The enumeration of the foregoing rights and remedies under this Paragraph 20 is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

21.  LESSORS’ EXPENSE. Lessee shall pay Lessors on demand all out-of-pocket costs and expenses incurred (a) in the preparation, negotiation and execution of the Lease, the Sale and Leaseback Agreement and the TIC Agreement (and any ancillary documentation related thereto), including legal, appraisal and filing fees; (b) in the course of traveling to and inspecting the Collateral; (c) in connection with protecting and enforcing Lessors’ rights and interests in the Lease and the Collateral, including, legal, collection, and remarketing fees; and (d) by Lessors in enforcing the terms, conditions, or provisions of the Lease, the Sale and Leaseback Agreement or the TIC Agreement or upon the occurrence and continuation of an Event of Default.

22.  LESSEE’S WAIVERS. To the extent permitted by applicable law, Lessee hereby waives any and all rights and remedies conferred upon a lessee by Sections 2A-508 through 2A-522 of the UCC. To the extent permitted by applicable law, Lessee also hereby waives any rights now or hereafter conferred by statute or otherwise which may require Lessors to sell, lease, or otherwise use any Equipment in mitigation of Lessors’ damages as set forth in Paragraph 20 above or which may otherwise limit or modify any of Lessors’ rights or remedies under Paragraph 20 above. Any action by Lessee against Lessors for any default by Lessors under any Lease shall be commenced within one year after any such cause of action accrues.

23.  NOTICES; ADMINISTRATION. Except as otherwise provided herein, all notices, approvals, consents, correspondence, or other communications required or desired to be given hereunder shall be given in writing and shall be delivered by overnight courier, hand delivery, or certified or registered mail, postage prepaid:

if to Lessee, at its address at:

CFHS Holdings, Inc.
c/o Centinela Hospital Medical Center 555 East Hardy Avenue
Inglewood, CA 90301
Attention: Michael Rembis
Telephone No.: (310) 680-8092 Telecopy No.: (310) 677-0535

with a copy to:

Nixon Peabody LLP
Two Embarcadero Center
Suite 2700
San Francisco, CA 94111-3996 Attention: John B. Duncan Telephone No.: 415-984-8271 Telecopy No.: 866-748-6040

if to Lessors, at the address of LLC at:

CFHS Leasing, LLC
c/o Equis Financial Group 200 Nyala Farm Rd.
Westport, CT 06880
Attention: James A. Coyne Telephone No.: 203-341-0515 Telecopy No.: 203-341-9988

with a copy to:

Shefsky & Froelich Ltd.
444 N. Michigan Ave., Suite 2500 Chicago, Illinois 60611
Attention: Michael J. Choate Telephone No.: 312-836-4066 Telecopy No.: 312-527-5921

and a copy to the Investor Representative (as defined in the TIC Agreement) at the address instructed by Trust or to such other address as shall be designated by such party in a written notice to the other party. All such notices shall be deemed given (i) if sent by certified or registered mail, three days after being postmarked, (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (iii) if sent by facsimile transmission, when receipt of such transmission is acknowledged.

24. REPRESENTATIONS. Lessee represents and warrants to Lessors that (a) Lessee is duly organized, validly existing, and in good standing under the laws of the State of its incorporation; (b) the execution, delivery, and performance by Lessee of this Agreement are within Lessee’s powers, have been duly authorized by all necessary action, and do not and will not contravene (i) Lessee’s organizational documents or (ii) any law, regulation, rule, or any contract or other agreement to which Lessee is a party; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery, and performance by Lessee of this Agreement; (d) the Lease constitutes the legal, valid, and binding obligation of Lessee enforceable against Lessee in accordance with its terms; and (e) all information supplied by Lessee to Lessors in connection with the Lease is materially correct and does not omit any material statement necessary to insure that the information supplied is not misleading.

25.   FURTHER ASSURANCES. Lessee, upon the request of Lessors, will execute, acknowledge, record, or file, as the case may be, such further documents and do such further acts as may be reasonably necessary, desirable, or proper to carry out more effectively the purposes of this Agreement. Lessee hereby appoints LLC as its attorney-in-fact to execute on behalf of Lessee and authorizes LLC to file without Lessee’s signature any UCC financing statements and amendments LLC deems advisable.

26.   FINANCIAL STATEMENTS. Lessee shall deliver to LLC (and following an Event of Default also to Trust): (a) as soon as available, but not later than 120 days after the end of each fiscal year of Lessee and its consolidated subsidiaries, the consolidated balance sheet, income statement, and statements of cash flows and shareholders equity for Lessee and its consolidated subsidiaries (the “Financial Statements”) for such year, reported on by independent certified public accountants without an adverse qualification together with a certification duly executed by a responsible officer of Lessee that the Financial Statements have been prepared in accordance with generally accepted accounting principles and are fairly stated in all material respects (subject to normal year-end audit adjustments); (b) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters in any fiscal year of Lessee and its consolidated subsidiaries, the financial statements for the most recently completed fiscal quarter; (c) any Financial Statements or other similar report provided to any of Lessee’s lenders; and (d) any other relevant documents Lessors reasonably request. Prior to an Event of Default, within 90 days after the end of each fiscal year of Lessee, Lessee shall deliver to Trust a summary of significant financial and other events. Lessee shall also deliver to Lessors as soon as available copies of all press releases and other similar communications issued by Lessee.

27.   CONSENT TO JURISDICTION. Lessee irrevocably submits to the jurisdiction of any Delaware state or federal court sitting in Delaware for any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and Lessee irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware state or federal court.

28.  WAIVER OF JURY TRIAL. LESSEE AND LESSORS IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

29.   FINANCE LEASE. Lessee and Lessors agree that the Lease is a “Finance Lease” as defined by Section 2A-103(1)(g) of the UCC as adopted in any applicable State from time to time.

30.   SPECIAL TAX INDEMNIFICATION. Each of the parties hereby agrees to treat the Lease (a) as one or more loans (taken together with the Sale and Leaseback Agreement) from Lessors to Lessee in the principal amount equal to the Purchase Price (as defined in the Sale and Leaseback Agreement) for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and any corresponding state or local income tax laws and state and local sales and use tax laws (and agree to report these transaction as one or more loans on all federal, state and local tax, informational or other returns unless required to report them differently by any applicable taxing jurisdiction or under any applicable law) and (b) as a financing transaction under the laws of any applicable State (including Cal. Code Regs. 18 section 1660(a) (3) if California law is deemed applicable). If Lessors are required to treat the Lease (or the Lease taken together with the Sale and Leaseback Agreement) as one or more transactions other than loans from Lessors to Lessee for federal, state or local tax purposes, and a Lessor is subject to additional federal, state or local taxes as a result of such a recharacterization of the Lease (or the Lease taken together with the Sale and Leaseback Agreement), Lessee shall pay the Lessor additional rent (“Additional Rent”) in a lump sum in an amount needed to provide the Lessor with the same after-tax yield and after-tax cash flow as would have been realized by the Lessor had the Lessor been entitled to treat the Lease (taken together with the Sale and Leaseback Agreement) as a loan from Lessors to Lessee. The Additional Rent shall be computed by Lessors, which computation shall be binding on Lessee. The Additional Rent shall be due immediately upon written notice by Lessors to Lessee of a Lessor’s inability to obtain tax benefits, the inclusion of any amount in income other than the Rent or the recognition of income in respect of the Rent earlier than anticipated pursuant to this Agreement. The provision of this Paragraph 30 shall survive the termination of this Agreement.

31.  OBSERVER RIGHTS. Lessors shall designate up to two (2) authorized representatives who shall be entitled to (a) attend all meetings of Lessee’s Board of Directors and committees appointed by Lessee’s Board of Directors as a non-voting observer and (b) receive all information provided to members of Lessee’s Board of Directors and members of committees appointed by Lessee’s Board of Directors.

32.  GOVERNING LAW; SEVERABILITY. The Lease shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof. If any provision shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired.

Lessee acknowledges that Lessee has read the Lease, understands it, and agrees to be bound by its terms and conditions. Further, Lessee and Lessors agree that the Lease, the Sale and Leaseback Agreement and the TIC Agreement are the complete and exclusive statement of the agreement between the parties relating to the subject matter hereof, superseding all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

33.  CONCERNING THE TRUST COMPANY. Notwithstanding any other provision herein or elsewhere, this Agreement has been executed and delivered by Deutsche Bank National Trust Company, not in its individual capacity, but solely in its capacity as Equipment Trustee of Trust, in no event shall Deutsche Bank National Trust Company or the Equipment Trustee have any liability in respect of the representations, warranties, or obligations of Trust hereunder, as to all of which recourse shall be had solely to the assets of the relevant series of Trust, and for all purposes of this Agreement, Deutsche Bank National Trust Company shall be entitled to the benefits of the governing instrument of Trust.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed as of the date first written above.

LESSEE:

CFHS HOLDINGS, INC., a Delaware corporation

By:
Name: Title:

LESSORS:

CFHS EQUIPMENT HOLDINGS TRUST, a Delaware statutory trust

By: DEUTSCHE BANK NATIONAL TRUST COMPANY, not it its individual capacity but solely as Equipment Trustee

By:
Name: Title:

CFHS LEASING, LLC,
a Delaware limited liability company

By:

Name: Title: